Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern First Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement of Greenville First Bancshares, Inc. on Form S-8 relating to the Greenville First Bancshares, Inc. 2000 Stock Incentive Plan and 2006 Greenville First Bancshares, Inc. Restricted Stock Plan (File no. 333-133379), of our report dated February 27, 2009, relating to the consolidated balance sheets of Southern First Bancshares, Inc. (formerly known as Greenville First Bancshares, Inc.) and Subsidiary as of December 31, 2008, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended, which appears in the Annual Report on Form 10-K of Southern First Bancshares, Inc. for the year ended December 31, 2008.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 9, 2009